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                                  Exhibit 10.33

                            SunGard Data Systems Inc.
                      Summary Description of the Company's
                Stock in Lieu of Director Cash Compensation Plan

SunGard Data Systems Inc. has a plan that permits outside directors to elect to receive shares of SunGard common stock in lieu of cash compensation. Unless an outside director elects in writing to receive shares in lieu of cash compensation, all fees are paid in cash. If an outside director elects to receive shares in lieu of cash compensation, then the shares are issued on a quarterly basis based upon the closing price of SunGard's common stock on the date of each quarterly board meeting. As of December 31, 2002, there were 46,385 shares reserved for issuance under this plan.